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                                                                 EXHIBIT 23.03



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report on the financial statements of Altsys Corporation dated November 28, 1994 incorporated by reference in the 1992 Equity Incentive Plan Executive Officer Non-Plan Option Registration Statement on Form S-8 of Macromedia, Inc. It should be noted that we have audited the financial statements of Altsys Corporation for the year ended December 31, 1993 and the nine-month period ended September 30, 1994. We have not audited any financial statements subsequent to September 30, 1994 or performed any audit procedures subsequent to the date of our report.



                                        ARTHUR ANDERSEN LLP


Dallas, Texas,
  April 4, 1997